Exhibit 99.1

Genworth Financial Announces First Quarter 2024 Results

Strategic Highlights

•	Executed $63M in share repurchases in the quarter; $434M in total executed through April 30, 2024, at an average price of $5.42 per share

•	Enact announced an increase to its quarterly dividend, as well as a new share repurchase program with authorization to purchase up to $250M of common stock

•	Continued progress on the LTC[1] multi-year rate action plan (MYRAP) with $41M of gross incremental premium approvals; $28.3B net present value achieved from in-force rate actions (IFAs) since 2012

•	CareScout continued to expand the CareScout Quality Network, a first-of-its-kind group of long-term care providers who meet high quality standards and are committed to person-centered care

Financial Highlights

•	Net income[2] of $139M, or $0.31 per diluted share, and adjusted operating income2,[3] of $85M, or $0.19 per diluted share

•	Enact reported adjusted operating income of $135M2; distributed $61M in capital returns to Genworth

•	U.S. life insurance companies’ RBC[4] ratio of 314%[5] driven by strong statutory income

•	Genworth holding company cash and liquid assets of $253M at quarter-end

Richmond, VA (May 1, 2024) – Genworth Financial, Inc. (NYSE: GNW) today reported results for the quarter ended March 31, 2024.

“I’m pleased with Genworth’s solid performance to start the year,” said Tom McInerney, President & CEO. “Enact recorded yet another strong quarter, evidenced by continued growth in equity and today’s return of capital announcements. We further strengthened the financial stability of our LTC legacy block and returned $63 million to shareholders through share repurchases. We remain focused on executing our strategy and laying the foundation for long-term growth through CareScout. The recently launched CareScout Quality Network will drive better care outcomes for our LTC policyholders who select in-network providers, allowing them to extend their benefits while driving significant claims savings for Genworth.”

Consolidated Metrics (Amounts in millions, except per share data)	Q1 2024	Q4 2023	Q1 2023
Net income (loss)[2]	$139	$(212)	$122
Earnings (loss) per diluted share[2]	$0.31	$(0.47)	$0.24
Adjusted operating income (loss)[2,3]	$85	$(230)	$144
Adjusted operating income (loss) per diluted share[2,3]	$0.19	$(0.51)	$0.29
Weighted-average diluted shares[6]	450.3	449.4	500.1

Consolidated GAAP Financial Highlights

•	Net income in the quarter was driven by Enact, which had very strong operating performance, as well as positive LTC earnings, partially offset by losses in Corporate and Other

•

Net investment gains, net of taxes, increased net income by $39 million in the current quarter, compared with net investment gains of $30 million in the prior quarter and net investment losses of $9 million in the prior year. The investment gains in the current quarter were driven primarily by mark-to-market adjustments on limited partnerships and equity securities, partially offset by net trading losses

•

Changes in the fair value of market risk benefits, net of taxes, increased net income by $18 million in the quarter driven primarily by the favorable change in the interest rate yield curve, compared with decreases of $11 million in the prior quarter and $13 million in the prior year

•	Net investment income was $782 million in the quarter, down from $810 million in the prior quarter primarily driven by lower income from limited partnerships

Enact

GAAP Operating Metrics (Dollar amounts in millions)	Q1 2024	Q4 2023	Q1 2023
Adjusted operating income[2]	$135	$129	$143
Primary new insurance written	$10,526	$10,453	$13,154
Loss ratio	8%	10%	(5)%
Equity[7]	$3,846	$3,785	$3,514

•

Current quarter results reflect a pre-tax reserve release of $54 million primarily from favorable cure performance on delinquencies from early 2023 and prior. The prior quarter and prior year included pre-tax reserve releases of $53 million and $70 million, respectively

•	Net investment income of $57 million in the current quarter was up from $46 million in the prior year from higher yields and higher average invested assets

•	Primary insurance in-force increased four percent versus the prior year to $264 billion driven by new insurance written (NIW) and continued elevated persistency

•	Primary NIW was down 20 percent versus the prior year primarily due to a smaller mortgage insurance market and elevated mortgage rates

•

New delinquencies increased 19 percent to 11,395 from 9,599 in the prior year primarily from the aging of large, newer books. New delinquencies for the quarter were more than offset by strong cure performance

Capital Metric	Q1 2024	Q4 2023	Q1 2023
PMIERs Sufficiency Ratio5,[8]	163%	161%	164%

•	Enact announced an increase to its quarterly dividend from $0.16 to $0.185 per share, payable in June 2024

•	Enact also announced a new share repurchase program with authorization to purchase up to $250 million of common stock

•	Enact paid a quarterly dividend of $0.16 per share in the current quarter

•	Estimated PMIERs sufficiency ratio of 163 percent, $1,883 million above requirements

Long-Term Care Insurance

GAAP Operating Metrics (Amounts in millions)	Q1 2024	Q4 2023	Q1 2023
Adjusted operating income (loss)	$3	$(151)	$23
Premiums	$578	$615	$616
Net investment income	$464	$489	$473
Liability remeasurement gains (losses)	$16	$(188)	$32
Cash flow assumption updates	2	(61)	(21)
Actual to expected experience	14	(127)	53

•

Premiums decreased versus the prior quarter primarily driven by seasonal trends and versus the prior year primarily from policy terminations and policies entering paid-up status. While legal settlements have reduced LTC tail-risk, they have accelerated the decline in renewal premiums, which also decreased the premium impact from IFAs versus the prior quarter

•	Net investment income declined versus the prior quarter and the prior year driven primarily by lower limited partnership income

•	Current quarter liability remeasurement gain included seasonally high mortality, though lower than the prior year

•	Prior quarter included a liability remeasurement loss of $188 million pre-tax, which included $61 million of assumption updates

Life and Annuities

GAAP Adjusted Operating Income (Loss) (Amounts in millions)	Q1 2024	Q4 2023	Q1 2023
Life Insurance	$(33)	$(206)	$(27)
Fixed Annuities	11	9	14
Variable Annuities	7	14	9
Total Life and Annuities	$(15)	$(183)	$(4)

Life Insurance

•	Results reflect unfavorable impact from seasonally high mortality, though lower than the prior year

•	Premiums and deferred acquisition costs amortization were lower versus the prior year primarily driven by block runoff

•	Prior quarter included an unfavorable $179 million after-tax impact for annual assumption updates

Annuities

•	Fixed annuities results included favorable mortality. Lower net spreads primarily related to block runoff versus the prior year

•	Prior quarter variable annuities results included favorable impacts of annual assumption updates

U.S. Life Insurance Companies9 Statutory Results and RBC

(Dollar amounts in millions)	Q1 2024	Q4 2023	Q1 2023
Statutory Pre-Tax Income (Loss)5,[10]	$258	$148	$192
Long-Term Care Insurance	151	(9)	138
Life Insurance	(18)	82	(23)
Fixed Annuities	17	16	25
Variable Annuities	108	59	52
GLIC Consolidated RBC Ratio[5]	314%	303%	295%

•	Statutory pre-tax income was $258 million in the current quarter:

•	LTC continued to benefit from premium increases and benefit reductions from IFAs and legal settlements, as well as the favorable impacts of seasonally high mortality

•	Life insurance results included unfavorable impacts of seasonally high mortality. Prior quarter results included a $99 million pre-tax benefit from annual assumption updates

•	Fixed annuities results reflect favorable mortality, but lower net spread income primarily from block runoff

•	Variable annuity results included a benefit from the impact of equity market and interest rate performance

•	Current quarter GLIC consolidated RBC ratio was 314 percent, up from the prior quarter driven primarily by earnings in LTC and variable annuities

Corporate and Other

•

The current quarter adjusted operating loss was $38 million, up from $25 million in the prior quarter and $18 million in the prior year primarily driven by $15 million of tax related timing items and higher expenses related to CareScout

Holding Company Cash and Liquid Assets

(Amounts in millions)	Q1 2024	Q4 2023	Q1 2023
Holding Company Cash and Liquid Assets[11],[12]	$253	$350	$233

•	Cash and liquid assets of $253 million remained above the company’s cash target of two-times annual debt service

•	Cash inflows during the current quarter consisted of $61 million from Enact capital returns, which included a $21 million quarterly dividend and $40 million in share repurchase proceeds

•

Current quarter cash outflows included $78 million primarily related to employee benefit payments, which are reimbursed by the subsidiary businesses, $63 million in share repurchases, $12 million related to debt servicing costs and the repurchase of $6 million principal of the company’s subordinated notes

Returns to Shareholders

•	In the first quarter of 2024, the company repurchased $63 million of its common stock at an average price of $6.17 per share leaving 440 million shares outstanding at the end of the quarter

About Genworth Financial

Genworth Financial, Inc. (NYSE: GNW) is a Fortune 500 company focused on empowering families to navigate the aging journey with confidence, now and in the future. Headquartered in Richmond, Virginia, Genworth provides guidance, products, and services that help people understand their caregiving options and fund their long-term care needs. Genworth is also the parent company of publicly traded Enact Holdings, Inc. (Nasdaq: ACT), a leading U.S. mortgage insurance provider. For more information on Genworth, visit genworth.com, and for more information on Enact Holdings, Inc. visit enactmi.com.

Conference Call Information

Investors are encouraged to read this press release, summary presentation and financial supplement which are now posted on the company’s website, http://investor.genworth.com.

Genworth will conduct a conference call on May 2, 2024 at 9:00 a.m. (ET) to discuss its first quarter results, which will be accessible via:

•	Telephone: 888-208-1820 or 323-794-2110 (outside the U.S.); conference ID # 9022176; or

•	Webcast: https://investor.genworth.com/news-events/ir-calendar

Allow at least 15 minutes prior to the call time to register for the call. A replay of the webcast will be available on the company’s website for one year.

Prior to Genworth’s conference call, Enact will hold a conference call on May 2, 2024 at 8:00 a.m. (ET) to discuss its first quarter results, which will be accessible via:

•	Telephone: Click here to obtain a dial-in number and unique PIN for Enact’s live question and answer session; or

•	Webcast: http://ir.enactmi.com/news-and-events/events

Allow at least 15 minutes prior to the call time to register for the call.

Contact Information:

Investors:	Sarah E. Crews
InvestorInfo@genworth.com

Media:	Amy Rein
Amy.Rein@genworth.com

Use of Non-GAAP Measures

Management uses non-GAAP financial measures entitled “adjusted operating income (loss)” and “adjusted operating income (loss) per share” to evaluate performance and allocate resources. Adjusted operating income (loss) per share is derived from adjusted operating income (loss). The company defines adjusted operating income (loss) as income (loss) from continuing operations excluding the after-tax effects of income (loss) attributable to noncontrolling interests, net investment gains (losses), changes in fair value of market risk benefits and associated hedges, gains (losses) on the sale of businesses, gains (losses) on the early extinguishment of debt, restructuring costs and infrequent or unusual non-operating items. A component of the company’s net investment gains (losses) is the result of estimated future credit losses, the size and timing of which can vary significantly depending on market credit cycles. In addition, the size and timing of other investment gains (losses) can be subject to the company’s discretion and are influenced by market opportunities, as well as asset-liability matching considerations. The company excludes net investment gains (losses), changes in fair value of market risk benefits and associated hedges, gains (losses) on the sale of businesses, gains (losses) on the early extinguishment of debt, restructuring costs and infrequent or unusual non-operating items from adjusted operating income (loss) because, in the company’s opinion, they are not indicative of overall operating performance.

While some of these items may be significant components of net income (loss) determined in accordance with GAAP, the company believes that adjusted operating income (loss), and measures that are derived from or incorporate adjusted operating income (loss), including adjusted operating income (loss) per share on a basic and diluted basis, are appropriate measures that are useful to investors because they identify the income (loss) attributable to the ongoing operations of the business. Management also uses adjusted operating income (loss), among other key performance indicators, as a basis for determining awards and compensation for senior management and to evaluate performance on a basis comparable to that used by analysts. However, the items excluded from adjusted operating income (loss) have occurred in the past and could, and in some cases will, recur in the future. Adjusted operating income (loss) and adjusted operating income (loss) per share on a basic and diluted basis are not substitutes for net income (loss) or net income (loss) per share on a basic and diluted basis determined in accordance with GAAP. In addition, the company’s definition of adjusted operating income (loss) may differ from the definitions used by other companies.

Adjustments to reconcile net income (loss) to adjusted operating income (loss) assume a 21 percent tax rate and are net of the portion attributable to noncontrolling interests. Changes in fair value of market risk benefits and associated hedges are adjusted to exclude changes in reserves, attributed fees and benefit payments.

The tables at the end of this press release provide a reconciliation of net income (loss) available to Genworth Financial, Inc.’s common stockholders to adjusted operating income (loss) for the three months ended March 31, 2024 and 2023, as well as the three months ended December 31, 2023 and reflect adjusted operating income (loss) as determined in accordance with accounting guidance related to segment reporting.

Statutory Accounting Data

The company presents certain supplemental statutory data for GLIC and its consolidating life insurance subsidiaries that has been prepared on the basis of statutory accounting principles (SAP). GLIC and its consolidating life insurance subsidiaries file financial statements with state insurance regulatory authorities and the National Association of Insurance Commissioners that are prepared using SAP, an accounting basis either prescribed or permitted by such authorities. Due to differences in methodology between SAP and GAAP, the values for assets, liabilities and equity, and the recognition of income and expenses, reflected in financial statements prepared in accordance with GAAP are materially different from those reflected in financial statements prepared under SAP. This supplemental statutory data should not be viewed as an alternative to, or used in lieu of, GAAP.

This supplemental statutory data includes the company action level RBC ratio for GLIC and its consolidating life insurance subsidiaries as well as combined statutory pre-tax earnings from the principal U.S. life insurance companies, GLIC, GLAIC and GLICNY. Statutory pre-tax earnings represent the net gain from operations, including the impact from in-force rate actions, before dividends to policyholders, refunds to members and federal income taxes and before realized capital gains or (losses). The combined product level statutory pre-tax earnings are grouped on a consistent basis as those provided on page six of the statutory Annual Statements. Management uses and provides this supplemental statutory data because it believes it provides a useful measure of, among other things, statutory pre-tax earnings and the adequacy of capital. Management uses this data to measure against its policy to manage the U.S. life insurance companies with internally generated capital.

Cautionary Note Regarding Forward-Looking Statements

This press release contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by words such as “expects,” “intends,” “anticipates,” “plans,” “believes,” “seeks,” “estimates,” “will” or words of similar meaning and include, but are not limited to, statements regarding the outlook for the company’s future business and financial performance. Examples of forward-looking statements include statements the company makes relating to potential dividends or share repurchases; future return of capital by Enact Holdings, Inc. (Enact Holdings), including share repurchases, and quarterly and special dividends; the cumulative economic benefit of approved and future rate actions contemplated in the company’s long-term care insurance multi-year in-force rate action plan; future financial performance, including the expectation that adverse quarterly variances between actual and expected experience could persist resulting in future remeasurement losses in the company’s long-term care insurance business; future financial condition of the company’s businesses; liquidity and new lines of business or new products and services, such as those the company is pursuing with its CareScout business (CareScout); as well as statements the company makes regarding the potential occurrence of a recession.

Forward-looking statements are based on management’s current expectations and assumptions, which are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. Actual outcomes and results may differ materially from those in the forward-looking statements due to global political, economic, inflation, business, competitive, market, regulatory and other factors and risks, including but not limited to, the following:

•	the inability to successfully launch new lines of business, including long-term care insurance and other products and services the company is pursuing with CareScout;

•

the company’s failure to maintain self-sustainability of its legacy life insurance subsidiaries, including as a result of the inability to achieve desired levels of in-force rate actions and/or the timing of its future premium rate increases and associated benefit reductions taking longer to achieve than originally assumed; other regulatory actions negatively impacting the company’s life insurance businesses;

•

inaccuracies or changes in estimates, assumptions, methodologies, valuations, projections and/or models, which result in inadequate reserves or other adverse results (including as a result of any changes in connection with quarterly, annual or other reviews);

•

the impact on holding company liquidity caused by an inability to receive dividends or any other returns of capital from Enact Holdings, and limited sources of capital and financing and the need to seek additional capital on unfavorable terms;

•

adverse changes to the structure or requirements of Federal National Mortgage Association (Fannie Mae), Federal Home Loan Mortgage Corporation (Freddie Mac) or the U.S. mortgage insurance market; an increase in the number of loans insured through federal government mortgage insurance programs, including those offered by the Federal Housing Administration; the inability of Enact Holdings and/or its U.S. mortgage insurance subsidiaries to continue to meet the requirements mandated by PMIERs (or any adverse changes thereto), inability to meet minimum statutory capital requirements of applicable regulators or the mortgage insurer eligibility requirements of Fannie Mae or Freddie Mac;

•

changes in economic, market and political conditions including as a result of elevated inflation, labor shortages and elevated interest rates, which could heighten the risk of a future recession; unanticipated financial events, which could lead to market-wide liquidity problems and other significant market disruption resulting in losses, defaults or credit rating downgrades of other financial institutions; deterioration in economic conditions, a recession or a decline in home prices, all of which could be driven by many potential factors; political and economic instability or changes in government policies, and fluctuations in international securities markets;

•

downgrades in financial strength and credit ratings and potential adverse impacts to liquidity; counterparty credit risks; defaults by counterparties to reinsurance arrangements or derivative instruments; defaults or other events impacting the value of invested assets;

•	changes in tax rates or tax laws, or changes in accounting and reporting standards;

•	litigation and regulatory investigations or other actions, including commercial and contractual disputes with counterparties;

•	the inability to retain, attract and motivate qualified employees or senior management;

•	the loss of significant key customers and distribution relationships by Enact Holdings;

•	the impact from deficiencies in the company’s disclosure controls and procedures or internal control over financial reporting;

•

the occurrence of natural or man-made disasters, including geopolitical tensions and war (including the Russian invasion of Ukraine and the Israel-Hamas conflict), a public health emergency, including pandemics, or climate change;

•

the inability to effectively manage information technology systems (including artificial intelligence), cyber incidents or other failures, disruptions or security breaches of the company or its third-party vendors, as well as unknown risks and uncertainties associated with artificial intelligence;

•	the inability of third-party vendors to meet their obligations to the company;

•	the lack of availability, affordability or adequacy of reinsurance to protect the company against losses;

•	a decrease in the volume of high loan-to-value home mortgage originations or an increase in the volume of mortgage insurance cancellations;

•	unanticipated claims against Enact Holdings’ delegated underwriting program;

•	the impact of medical advances such as genetic research and diagnostic imaging, emerging new technology, including artificial intelligence and related legislation; and

•	other factors described in the risk factors contained in Item 1A of the company’s Annual Report on Form 10-K filed with the U.S. Securities and Exchange Commission on February 29, 2024.

The company provides additional information regarding these risks and uncertainties in its Annual Report on Form 10-K. Unlisted factors may present significant additional obstacles to the realization of forward-looking statements. Accordingly, for the foregoing reasons, the company cautions you against relying on any forward-looking statements. The company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required under applicable securities laws.

Condensed Consolidated Statements of Income

(Amounts in millions, except per share amounts)

(Unaudited)

	Three months ended March 31,		Three months ended December 31,
	2024	2023	2023
Revenues:
Premiums	$875	$915	$904
Net investment income	782	787	810
Net investment gains (losses)	49	(11)	38
Policy fees and other income	158	163	159

Total revenues	1,864	1,854	1,911

Benefits and expenses:
Benefits and other changes in policy reserves	1,203	1,176	1,233
Liability remeasurement (gains) losses	(8)	(15)	416
Changes in fair value of market risk benefits and associated hedges	(23)	17	14
Interest credited	125	126	124
Acquisition and operating expenses, net of deferrals	236	240	248
Amortization of deferred acquisition costs and intangibles	65	72	63
Interest expense	30	29	30

Total benefits and expenses	1,628	1,645	2,128

Income (loss) from continuing operations before income taxes	236	209	(217)
Provision (benefit) for income taxes	66	55	(36)

Income (loss) from continuing operations	170	154	(181)
Loss from discontinued operations, net of taxes	(1)	—	(2)

Net income (loss)	169	154	(183)
Less: net income attributable to noncontrolling interests	30	32	29

Net income (loss) available to Genworth Financial, Inc.’s common stockholders	$139	$122	$(212)

Income (loss) from continuing operations available to Genworth Financial, Inc.’s common stockholders per share:
Basic	$0.32	$0.25	$(0.47)

Diluted	$0.31	$0.24	$(0.47)

Net income (loss) available to Genworth Financial, Inc.’s common stockholders per share:
Basic	$0.31	$0.25	$(0.47)

Diluted	$0.31	$0.24	$(0.47)

Weighted-average common shares outstanding:
Basic	443.0	492.3	449.4

Diluted[6]	450.3	500.1	449.4

Reconciliation of Net Income (Loss) to Adjusted Operating Income (Loss)

(Amounts in millions, except per share amounts)

(Unaudited)

	Three months ended March 31,		Three months ended December 31,
	2024	2023	2023
Net income (loss) available to Genworth Financial, Inc.’s common stockholders	$139	$122	$(212)
Add: net income attributable to noncontrolling interests	30	32	29

Net income (loss)	169	154	(183)
Less: loss from discontinued operations, net of taxes	(1)	—	(2)

Income (loss) from continuing operations	170	154	(181)
Less: net income from continuing operations attributable to noncontrolling interests	30	32	29

Income (loss) from continuing operations available to Genworth Financial, Inc.’s common stockholders	140	122	(210)
Adjustments to income (loss) from continuing operations available to Genworth Financial, Inc.’s common stockholders:
Net investment (gains) losses, net[13]	(50)	11	(38)
Changes in fair value of market risk benefits attributable to interest rates, equity markets and associated hedges[14]	(26)	14	13
(Gains) losses on early extinguishment of debt	(1)	(1)	(1)
Expenses related to restructuring	7	3	—
Taxes on adjustments	15	(5)	6

Adjusted operating income (loss)	$85	$144	$(230)

Adjusted operating income (loss):
Enact segment	$135	$143	$129
Long-Term Care Insurance segment	3	23	(151)
Life and Annuities segment:
Life Insurance	(33)	(27)	(206)
Fixed Annuities	11	14	9
Variable Annuities	7	9	14

Total Life and Annuities segment	(15)	(4)	(183)

Corporate and Other	(38)	(18)	(25)

Adjusted operating income (loss)	$85	$144	$(230)

Net income (loss) available to Genworth Financial, Inc.’s common stockholders per share:
Basic	$0.31	$0.25	$(0.47)

Diluted	$0.31	$0.24	$(0.47)

Adjusted operating income (loss) per share:
Basic	$0.19	$0.29	$(0.51)

Diluted	$0.19	$0.29	$(0.51)

Weighted-average common shares outstanding:
Basic	443.0	492.3	449.4

Diluted[6]	450.3	500.1	449.4

Footnote Definitions

[1]	Long-term care insurance.
[2]	All references reflect amounts available to Genworth’s common stockholders.
[3]

This is a financial measure that is not calculated based on U.S. Generally Accepted Accounting Principles (GAAP). See the Use of Non-GAAP Measures section of this press release for additional information.

[4]	Risk-based capital ratio based on company action level for GLIC consolidated.
[5]	Company estimate for the first quarter of 2024 due to timing of the preparation of the filing(s).
[6]

Under applicable accounting guidance, companies in a loss position are required to use basic weighted-average common shares outstanding in the calculation of diluted loss per share. Therefore, as a result of the company’s loss from continuing operations available to Genworth Financial, Inc.’s common stockholders for the three months ended December 31, 2023, the company was required to use basic weighted-average common shares outstanding in the calculation of diluted loss per share as the inclusion of shares for performance stock units, restricted stock units and other equity-based awards of 6.3 million would have been antidilutive to the calculation. If the company had not incurred a loss from continuing operations available to Genworth Financial, Inc.’s common stockholders for the three months ended December 31, 2023, dilutive potential weighted-average common shares outstanding would have been 455.7 million.

[7]

Reflects Genworth’s ownership of equity including accumulated other comprehensive income and excluding noncontrolling interests of $873 million, $855 million and $793 million in the first quarter of 2024 and the fourth and first quarters of 2023, respectively.

[8]	The Private Mortgage Insurer Eligibility Requirements (PMIERs) sufficiency ratio is calculated as available assets divided by required assets as defined within PMIERs.
[9]	Genworth’s principal U.S. life insurance companies: GLIC, GLAIC and GLICNY.
[10]

Net gain from operations before dividends to policyholders, refunds to members and federal income taxes for Genworth Life Insurance Company (GLIC), Genworth Life and Annuity Insurance Company (GLAIC) and Genworth Life Insurance Company of New York (GLICNY), and before realized capital gains or (losses).

[11]	Holding company cash and liquid assets comprises assets held in Genworth Holdings, Inc. (the issuer of outstanding public debt) which is a wholly-owned subsidiary of Genworth Financial, Inc.
[12]	Genworth Holdings, Inc. held no short-term investments or U.S. government securities as of March 31, 2024, December 31, 2023 and March 31, 2023.
[13]	Net investment (gains) losses were adjusted for the portion attributable to noncontrolling interests of $1 million for the three months ended March 31, 2024.
[14]

Changes in fair value of market risk benefits and associated hedges were adjusted to exclude changes in reserves, attributed fees and benefit payments of $(3) million for both the three months ended March 31, 2024 and 2023 and $(1) million for the three months ended December 31, 2023.